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                                                                   EXHIBIT 23.2

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

   As independent public accountants, we hereby consent to the inclusion in the proxy statement of First Union, which forms a part of the Registration Statement on Form S-4 of Gotham Golf Corp. and Southwest Shopping Centers Co. II, L.L.C., of our reports, dated March 7, 2001, relating to the consolidated financial statements and financial statement schedule as of December 31, 2000 and for each of the two years in the period then ended included in their Form 10-K and to the inclusion in this Registration Statement on Form S-4 of our report dated April 10, 2002 relating to the consolidated financial statements and financial statement schedule as of December 31, 1999 for Southwest Shopping Centers Co. II, L.L.C. and to all references to our Firm included in this Registration Statement.

                                          /S/  ARTHUR ANDERSEN LLP

Cleveland, Ohio
May 10, 2002

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LEGEND:  The reports of Arthur Andersen LLP ("Andersen") which form a part of the Registration Statement on Form S-4, such reports dated March 7, 2001, and April 10, 2002, are not accompanied by the consent of Arthur Andersen. The Commission has recently provided regulatory relief designed to allow public companies to dispense with the requirement that they file a consent of Andersen in certain circumstances. After reasonable efforts, we have not been able to obtain a re-issued report or consent from Andersen, and, accordingly, should you wish to pursue claims against Andersen in connection with those financial statements, your ability to seek remedies and obtain relief against Andersen may be impaired.